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                                                                     EXHIBIT 4.5

                               Specimen of Legend

This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement between MetaSolv, Inc. (the "Company") and Mellon Investor Services LLC, dated as of October 17, 2001, as it may be amended (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. As described in the Rights Agreement, Rights issued to or acquired by any Acquiring person or any Affiliate or Associate thereof (each as defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, shall, under certain circumstances, become null and void.